CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and

Statement of Additional Information constituting parts of this Post-Effective

Amendment No. 17 to the registration statement on Form N-1A (the "Registration

Statement") of our reports dated January 21, 2003 relating to the financial statements and financial highlights appearing in the December 31, 2002 Annual

Reports to Shareholders of T. Rowe Price Equity Index 500 Fund, T. Rowe Price

Extended Equity Market Index Fund, and T. Rowe Price Total Equity Market Index

Fund (comprising T. Rowe Price Index Trust, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading

"Financial Highlights" in the Prospectus and under the heading "Independent Accountants"

in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

April 23, 2003